EXHIBIT 99.1

EQUAL ENERGY FILES PRELIMINARY INFORMATION CIRCULAR AND PROXY
STATEMENT

--Recommends Shareholders Vote to Approve Acquisition by Petroflow--

OKLAHOMA CITY, December 31, 2013 - Equal Energy Ltd. ("Equal" or the "Company") (NYSE: EQU) (TSX: EQU) today filed a preliminary information circular and proxy statement recommending that Equal shareholders vote FOR an arrangement under which all of the issued and outstanding common shares of Equal would be acquired by a wholly-owned subsidiary of Petroflow Energy Corporation (“Petroflow”) for US$5.43 per Equal share.

“The arrangement is the culmination of a strategic review process which was initiated when Montclair Energy, LLC made an unsolicited proposal to acquire Equal on February 27, 2013 for US$4.00 per share,” said Michael Doyle, Chairman of the Board of Directors. “Equal formed a special committee of three independent directors which considered a full range of strategic alternatives to maximize value for shareholders. These alternatives included continuing as a going concern, a management buyout, capital acceleration, a corporate sale, an increased return of capital to shareholders by a dividend distribution or share buyback, a foreign asset income trust, a master limited partnership and an acquisition by an outside bidder.”

Equal’s Board of Directors unanimously recommends that the Equal Shareholders read the proxy statement and vote FOR the arrangement. The date for the vote will be set when the information circular and proxy statement is finalized following regulatory review.

Equal has filed with the Securities and Exchange Commission (the “SEC”) a preliminary proxy statement in connection with the proposed transaction, and once finalized Equal will furnish the proxy statement to its shareholders.  The preliminary proxy statement contains important information about the proposed merger and related matters. INVESTORS AND SHAREHOLDERS ARE URGED TO READ THE PRELIMINARY PROXY STATEMENT, AND, WHEN AVAILABLE, THE FINAL PROXY STATEMENT CAREFULLY. Investors and shareholders may obtain free copies of the preliminary proxy statement and other documents filed with the SEC by Equal through the website maintained by the SEC at http://www.sec.gov. In addition, investors and shareholders may obtain free copies of the preliminary proxy statement from Equal by telephone at (405) 242-6000, or by mail at: Equal Energy Ltd., 4801 Gailardia Pkwy, Suite 325, Oklahoma City, OK, 73142 Attn: Investor Relations.

The preliminary proxy statement has also been filed on the Canadian SEDAR filing system at http://www.sedar.com, and is also available on Equal’s website at http://www.equalenergy.ca.

Equal and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of Equal in connection with the proposed transaction. Information regarding the interests of these directors and executive officers in the transaction described herein is included in the proxy statement described above.

Additional information regarding these directors and executive officers is also included in Equal’s proxy statement for its 2013 Annual and Special Meeting of Shareholders, which was filed with the SEC on April 4, 2013. This document is available free of charge at the SEC’s web site at http://www.sec.gov, and from Equal by telephone at (405) 242-6000, or by mail at: Equal Energy Ltd., 4801 Gailardia Pkwy, Suite 325, Oklahoma City, OK, 73142 Attn: Investor Relations.

Any Equal Shareholder that has questions or requires more information with regard to the voting of Equal Shares should contact Kingsdale Shareholder Services Inc. by toll-free telephone in North America at 1-866-581-1479 or collect call outside North America at 416-867-2272, or by e-mail at contactus@kingsdaleshareholder.com.

About Equal Energy:
Equal Energy is an oil and gas exploration and production company based in Oklahoma City, Oklahoma. Our oil and gas assets are centered on the Hunton liquids-rich natural gas property in Oklahoma. Our shares are listed on the New York Stock Exchange and the Toronto Stock Exchange under the symbol (EQU). Our convertible debentures are listed on the Toronto Stock Exchange under the symbols EQU.DB.B.

SOURCE Equal Energy Ltd.

For further information:
Don Klapko
President and CEO
(403) 536-8373

or

Scott Smalling
Senior Vice President Finance and CFO
(405) 242-6020

Equal shareholders:
Kingsdale Shareholder Services Inc.
Toll-free telephone in North America1-866-581-1479
contactus@kingsdaleshareholder.com

Media contact:
Alan Bayless or Trevor Zeck
Longview Communications Inc.
(604) 688-4874